EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 13, 2006 by and among (i)  POSHBABY, INC., a Virginia Corporation (“Purchaser”); (ii) POSH TOTS, L.L.C., a Virginia limited liability company (the “Company”); and (iii) KAREN BOOTH ADAMS and MICHAEL DRU ADAMS, being all of the members of the Company (Karen and Dru collectively, the “Members” and the Members, together with the Company, the “Selling Parties”).  Certain other capitalized terms used herein are defined in Article XI and throughout this Agreement.

RECITALS

          The Company is a business to consumer internet and catalog company which sells baby and children-related products to the general public (the “Business”). Purchaser desires to acquire from the Company, and the Company desires to sell to Purchaser, the assets of the Company set forth herein (the “Acquisition”) on the terms and subject to the conditions set forth in this Agreement.

TERMS OF AGREEMENT

          In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF
ASSETS; PURCHASE PRICE; CLOSING

          1.1          Purchased Assets.  At the Closing (as defined in Section 1.7), the Company agrees to, and will at Closing, sell, convey, transfer, assign and deliver to Purchaser, on the terms and subject to the conditions set forth in this Agreement, all of its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Company which are specifically excluded as provided in Section 1.2 hereof) as shall exist on the Closing Date, whether or not appearing on the Current Balance Sheet (as defined in Section 3.8) (collectively, the “Purchased Assets”).  Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

                         (i)          Tangible Personal Property. All machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures located at or on any parcel of the Leased Premises (as defined in Section 3.13(a));

(ii) Inventory. All inventories of the Company, including without limitation all parts and Work-in-Process;

                         (iii)        Leasehold Interests.  All of the interest of and the rights and benefits accruing to the Company as lessee under the leases covering the Leased Premises and any machinery, equipment, tools, furniture and fixtures and other fixed assets of the Company;

                         (iv)        Contracts.  All of the interests, rights and benefits accruing to the Company under any Contract, including, without limitation, any sales orders, sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by the Company in the ordinary course of business, all other agreements to which the Company is a party or by which it is bound and all other choses in action, causes of action and other rights of every kind of the Company;

                         (v)         Intellectual Property.  All of the intellectual property and other proprietary rights of the Company, including without limitation all rights of the Company in and to all licenses, trademarks, service marks, tradenames (whether registered or unregistered), internet web sites, internet domain names, copyrights, proprietary computer software, proprietary inventions, proprietary technology, know-how, trade secrets, technical information, discoveries, designs, proprietary rights and non-public information, whether or not patentable, any source-codes, object-codes, manuals and other documentation and materials (whether or not in written form) and all versions thereof, and all other permits and other similar intangible property and rights relating to the products of the Company or the Business (collectively, the “Intellectual Property”);

                         (vi)        Prepayments. All prepaid and deferred items of the Company, including without limitation, prepaid rentals, insurance, taxes and unbilled charges and deposits relating to the operations of the Company but only to the extent that such prepaids can be transferred;

(vii) Insurance Proceeds. All insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Date;

(viii) Licenses and Permits. All Permits (as defined in Section 3.21) of the Company;

(ix) Accounts Receivable and Cash. All accounts receivable, cash and cash equivalents of the Company to the extent included as current assets in the calculation of the Company Working Capital; and

                         (x)         Books, Records and Other Assets.  (a) All operating data and records of the Company, including without limitation, customer lists and records, service and warranty records, copies of all personnel records, financial, accounting and credit records, correspondence, budgets, reference catalogs, product sales training material, video tapes, disks, reference books and other similar documents and records, (b) all of the Company’s telephone and telecopier numbers, and post office boxes and (c) all other goodwill of the Business.

          1.2          Excluded Assets.  Notwithstanding anything to the contrary set forth in Section 1.1, the Purchased Assets shall exclude the following assets of the Company (collectively, the “Excluded Assets”): (i) the Purchase Price (as defined in Section 1.8) and other rights of the Company under this Agreement and, (ii) the minute books and ownership records of the Company.

          1.3          Assignment of Contracts.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder.  If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Purchaser would not in fact receive all such rights, the Company shall reasonably cooperate with Purchaser to the extent reasonably necessary to provide for Purchaser the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Purchaser of any and all rights against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

          1.4          Assumed Liabilities.  Except as set forth in Section 1.5, Purchaser agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully required the obligations, duties and liabilities of the Company set forth on Schedule 1.4 (the “Assumed Liabilities”).  Purchaser agrees to pay the Assumed Liabilities in a timely manner.

          1.5          Excluded Liabilities.  Notwithstanding anything else to the contrary contained in this Agreement, the parties expressly agree that Purchaser shall not assume or otherwise become liable for the following obligations and liabilities of the Company or the Members (collectively, the “Excluded Liabilities”):

                         (a)          any liability or obligation of the Company or the Members or any other Person, absolute or contingent, known or unknown, not expressly agreed to be assumed pursuant to the provisions of Section 1.4;

                         (b)          any liability or obligation of the Company or the Members arising under this Agreement;

                         (c)          any liability or obligation of the Company or the Members relating to any default under any Assumed Liabilities to the extent such default existed and was not cured prior to the Closing;

                         (d)          any liability or obligation of the Company or the Members with respect to, or arising out of, any employee benefit plan, executive deferred compensation plan or any other plans or arrangements for the benefit of any employees of the Company, including without limitation, any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended;

                         (e)          any liability or obligation of the Company to any of the Members or any of their Affiliates or to any party claiming to have a right to acquire any ownership interests or other securities convertible into or exchangeable for any ownership interests of the Company;

                         (f)          any Environmental Costs, Litigation Costs or Transaction Fees (as defined in Section 11.1); and

                         (g)          any liability or obligation of the Company or the Members relating to any of the Excluded Assets.

          1.6          No Expansion of Third Party Rights.  The assumption by Purchaser of the Assumed Liabilities, the transfer thereof by the Company, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Purchaser or the Company or the Members as compared to the rights and remedies which such third party would have had against the Company or the Members had Purchaser not assumed such liabilities.  Without limiting the generality of the preceding sentence, the assumption by Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights which are not presently granted to any party under the terms of any contract or agreement which is expressly assumed by Purchaser under the terms of this Agreement.

          1.7          Closing.  The Closing of this Agreement and the purchase and sale of the Purchased Assets (the “Closing”) shall take place at 10:00 a.m. (EST), local time, on the date of execution of this Agreement, provided the conditions set forth in this Agreement have been satisfied, at the offices of Akerman Senterfitt, One Southeast Third Avenue, 27th Floor, Miami, FL 33131 or at such other place or at such other time as shall be agreed upon by Purchaser and the Selling Parties.  The time and date on which the Closing is actually held are referred to herein as the “Closing Date.”

          1.8          Purchase Price.  The purchase price to be paid by Purchaser to the Company for the Purchased Assets (the “Purchase Price”) shall be (a) Fourteen Million Dollars ($14,000,000.00), minus (i) the value of the Company Working Capital that is less than negative $35,000 or plus (ii) the value of the Company Working Capital that is greater than negative $35,000 (Item (i) and Item (ii) are referred to herein as the “Purchase Price Adjustment”), and (b) warrants (the “BabyUniverse Warrants”) to purchase 110,000 shares of the common stock of BabyUniverse, Inc., the parent company of Purchaser (“Parent”), par value $0.0001 per share (the “BabyUniverse Common Stock”), pursuant to that form of warrant attached hereto as Exhibit A.

          1.9          Delivery of Bill of Sale; Payment of Purchase Price.

          (a)          Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing, Purchaser shall pay the Purchase Price to the Company in the following manner:

                         Six Million Dollars ($6,000,000.00) of the Purchase Price shall be payable at Closing in the form of a Promissory Note in the form attached hereto as Exhibit “B” (the “Note”) which shall be issued by Purchaser, and which shall be secured by a Security Agreement among the Company, Purchaser and Parent in the form attached hereto as Exhibit “C” (the “Security Agreement”);

                         Two Million Dollars ($2,000,000.00) of the Purchase Price shall be payable within three days after the Closing Date in that number of shares, rounded to the nearest whole share, of the BabyUniverse Common Stock (the “BabyUniverse Shares”) equal to $2,000,000.00 divided by the Average Closing Sale Price and bearing the legend described in Section 1.11; and

the remaining balance of the Purchase Price shall be payable at Closing by wire transfer of immediately available funds.

          (b)          Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, the Company and the Members shall deliver to Purchaser a Bill of Sale and Assignment and such other documents as shall be sufficient to vest in Purchaser valid and legal title to the Purchased Assets and shall deliver immediate possession of the Purchased Assets to Purchaser.

          1.10        Additional Closing Deliveries.  In addition to the foregoing deliveries, at the Closing, (i) the Selling Parties will deliver to Purchaser the various certificates, instruments, and documents referred to in Article VI and (ii) Purchaser will deliver to the Selling Parties the various certificates, instrument, and documents referred to in Article VII.

          1.11.       Unregistered Stock and Warrants.

          (a)          Each Selling Party understands that except as provided in this Agreement, the sale or re-sale of any BabyUniverse Shares or BabyUniverse Warrants or shares of BabyUniverse Common Stock issuable upon the exercise of the BabyUniverse Warrants (the “BabyUniverse Warrant Shares”) has not been and is not being registered under the 1933 Act or any applicable state securities laws, and the BabyUniverse Shares, the BabyUniverse Warrants and the BabyUniverse Warrant Shares may not be transferred unless (i) the BabyUniverse Shares, BabyUniverse Warrants or the BabyUniverse Warrant Shares are sold pursuant to an effective registration statement under the 1933 Act, or (ii) the Selling Party seeking to make such a transfer shall have delivered to Parent an opinion of counsel (which opinion shall be in form, substance and scope reasonably acceptable to counsel to Parent) to the effect that the BabyUniverse Shares to be transferred may be transferred pursuant to an exemption from such registration.

          (b)          Each Selling Party understands that until such time as the BabyUniverse Shares, BabyUniverse Warrants or the BabyUniverse Warrant Shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, the BabyUniverse Shares, the BabyUniverse Warrants and the BabyUniverse Warrant Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such BabyUniverse Shares, BabyUniverse Warrants or the BabyUniverse Warrant Shares):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended.  The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel reasonably acceptable to the Company, in form, substance and scope reasonably acceptable to counsel for the Company, that registration is not required.”

          The legend set forth above shall be removed and Parent shall issue a certificate without such legend to the holder of any BabyUniverse Shares, BabyUniverse Warrants, or BabyUniverse Warrant Shares upon which it is stamped, if, unless otherwise required by applicable state securities laws, (i) such BabyUniverse Shares, BabyUniverse Warrants, or BabyUniverse Warrant Shares are registered for re-sale under an effective registration statement filed under the 1933 Act, or (ii) such holder provides Parent with an opinion of counsel, in form, substance and scope reasonably acceptable to Parent, to the effect that a public sale or transfer of such BabyUniverse Shares may be made without any restriction as to the number of BabyUniverse Shares, BabyUniverse Warrants, or BabyUniverse Warrant Shares as of a particular date that can then be immediately sold without registration under the 1933 Act.  Each Selling Party agrees to sell all BabyUniverse Shares, BabyUniverse Warrants and BabyUniverse Warrant Shares including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

          (c)          Purchaser and Parent acknowledge that the BabyUniverse Shares and the BabyUniverse Warrants may be distributed by the Selling Parties among the Selling Parties and current employees of the Company.  Purchaser acknowledges that current employees of the Company will be required to agree to the provisions of this Agreement prior to any such distribution.

          1.12        Tax Treatment.  The parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall be treated for tax purposes as a taxable transaction under Section 1001 of the Code.  The parties will agree to an allocation of the Purchase Price (plus any liabilities assumed that are liabilities for tax purposes) and complete and submit to the Internal Revenue Service such documentation (including Forms 8594) as is necessary to comply with Internal Revenue Code Section 1060 and Treasury Regulations promulgated thereunder as soon as practical after the Closing; provided, however, that the parties agree that for the purpose of the allocation of the Purchase Price the BabyUniverse Warrants will be valued at $150,000.  The parties agree that they shall report the allocation of the Purchase Price (plus any liabilities assumed that are liabilities for tax purposes) in a manner entirely consistent with this paragraph in all Tax Returns and forms and in the course of any tax audit, tax review or tax litigation relating hereto.  Each Selling Party and the Purchaser shall each deliver to the other a copy of the Form 8594 it files with its respective federal income tax return.

          1.13        Post-Closing Audit Adjustment.  Within ninety (90) days following the Closing Date, Purchaser shall determine the amount of Company Working Capital.  Purchaser shall deliver its determination to the Company and the Company shall then have thirty (30) days in which to object to Purchaser’s determination and notify Purchaser of its election to seek and deliver its own determination from a public accounting firm of its selection and at its cost within ninety (90) days of receipt of all pertinent records and documents of any nature and as reasonably required by the public accounting firm selected by the Selling Parties.  If the Company fails to provide notice of objection to the Purchaser within such 30 day period, the Purchaser’s determination shall be deemed accepted by the Company.  In the event that the Company properly seeks its own determination from a public accounting firm of its selection and such determination differs from that of Purchaser, then Purchaser and the Company shall submit the dispute to binding arbitration as set forth in Section 13.12 hereof.  If it is finally determined (whether by agreement or arbitration) that the Company Working Capital is greater than or less than negative $35,000, then the principal amount of the Note shall be increased or decreased by the amount by which the Company Working Capital is greater than or less than negative $35,000.  The Purchaser and the Company shall cooperate as necessary to effectuate any such modifications to the principal amount of the Note.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER

          As a material inducement to the Company and the Members to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser make the following representations and warranties to the Company and the Members:

          2.1          Corporate Status.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Purchaser is duly qualified to do business in, and is in good standing under the laws of, each jurisdiction in which the conduct of its business or the nature of the property owned requires such qualification, except where the failure to be so qualified could not have a material adverse effect on Purchaser.  Purchaser has the requisite power and authority to (a) carry on the business in which it is engaged; (b) own and operate its property, to lease the property it operates as lessee; and (c) execute, deliver and perform its obligations hereunder.

          2.2          Corporate Power and Authority.  Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

          2.3          Enforceability.  This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

          As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and each of the Members, jointly and severally, make the following representations and warranties to Purchaser:

          3.1          Status.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.  The Company has not registered or qualified to transact business as a foreign limited liability company in any jurisdiction because the nature of its properties and the conduct of the Business do not require such registration or qualification.  The Company has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business.  There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

          3.2          Power and Authority.  The Company has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  Each Member has the requisite competence, power and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

          3.3          Enforceability.  This Agreement has been duly executed and delivered by the Company and the Members, and this Agreement constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

          3.4          Capitalization.  Schedule 3.4 sets forth, with respect to the Company, the name, address and federal taxpayer identification number of, and the percentage of outstanding membership interest owned of record and/or beneficially by, each Member of the Company as of the close of business on the date of this Agreement.  As of the date hereof, the Members listed on Schedule 3.4 constitute all of the holders of all issued and outstanding membership interest of the Company, and each listed Member owns such membership interest free and clear of all Liens, restrictions and claims of any kind.  All of the issued and outstanding membership interest  of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal.  No preemptive rights or rights of first refusal exist with respect to the any membership interest of the Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby.  There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any of its membership interest.  Except as set forth on Schedule 3.4, there are no outstanding profit participation or other similar rights with respect to the Company.  Other than as set forth herein, there are no proxies, voting rights or other agreements or understandings with respect to the voting of the Company.  The Company is not obligated to redeem or otherwise acquire any membership interest.

          3.5          No Violation.  The execution and delivery of this Agreement by the Company and the Members, the performance by the Company and the Members of their respective obligations hereunder and the consummation by the Company and the Members of the transactions contemplated hereunder will not (i) contravene any provision of the Articles of Organization or Operating Agreement (or equivalent organizational documents) of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or any Member, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or any Member, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except as may be required under the HSR Act and any notifications or filings to the taxation authority of the Commonwealth of Virginia.

          3.6          Records of the Company.  The copies of the Articles of Organization and Operating Agreement (or equivalent organizational documents) of the Company made available to Purchaser for review are true, accurate and complete and reflect all amendments made through the date of this Agreement.  The minute books for the Company made available to Purchaser for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material actions of the Members (and any committees thereof) of the Company taken by written consent or at a meeting since organization.  All material actions taken by the Company have been duly authorized or ratified.  All accounts, books, ledgers and official and other records of the Company have been fully, properly and accurately kept and completed in all respects, and there are no inaccuracies or discrepancies of any kind contained therein.  The ledgers of the Company, as previously made available to Purchaser, contain accurate and complete records of all issuances, transfers and cancellations of membership interests of the Company.

          3.7          Subsidiaries.  The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

          3.8          Financial Statements.  The Company has delivered to Purchaser the unaudited financial statements of the Company for the fiscal years ending December 31, 2003 and 2004 and  for the eleven month period ending November 30, 2005 including the notes thereto (if applicable), internally prepared by the Company (the “Annual Statements”), (collectively, the “Financial Statements”), copies of which are attached to Schedule 3.8(a) hereto.  The adjusted unaudited balance sheet dated as of November 30, 2005 of the Company included in the Financial Statements is referred to herein as the “Current Balance Sheet.”  Except as specifically set forth on Schedule 3.8(b), the Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared on an income tax basis of accounting, which is a comprehensive basis of accounting other than generally accepted accounting principles.  The books and records of the Company fully and fairly reflect all transactions, properties, assets and liabilities of the Company.  There are no extraordinary or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.  The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

          3.9          Changes Since the Current Balance Sheet Date.  Since the date of the Current Balance Sheet, the Company has operated in the ordinary course of business and has, except for liabilities described in the schedules to this Agreement and liabilities incurred in connection with this Agreement or the transaction contemplated hereby (none of which will be assumed by Purchaser), none of the actions listed in clauses (a) through (o) of the third sentence of Section 4.1 of this Agreement shall have occurred.

          3.10        Liabilities of the Company; Indebtedness.  The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), and (c) liabilities incurred in the ordinary course of business prior to the date of the Company’s Current Balance Sheet which, in accordance with income tax basis of accounting methods applied except as indicated therein were not required to be recorded thereon and which would not be material in the aggregate.  The Company does not owe any indebtedness to a bank or any other Person for borrowed money (including remaining payments on capitalized lease obligations).

          3.11        Litigation.  There is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of the Company or the Members threatened or contemplated, against, by or affecting the Company, the Members or any of the Company’s properties or assets be or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and, to the knowledge of the Members, there is no basis for any of the foregoing.  There has been no action, suit or other legal or administrative proceeding or governmental investigation against, by or affecting the Company or any of the Company’s properties or assets.

          3.12        Environmental Matters.  The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”)into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          3.13        Real Estate

                         (a)          The Company does not own any real property.  Schedule 3.13(a) sets forth (A) the street address and legal description of each parcel of real estate owned by third parties as of the date hereof and used in the conduct of the business of the Company as of the date hereof (the “Leased Premises”), and (B) a brief description (including size and function) of the principal improvements and buildings on each such parcel.  With respect to such Leased Premises:

                             (i)          There are no pending or to the knowledge of the Company and Members threatened, condemnation proceedings, suits or administrative actions relating to the Leased Premises or other matters affecting adversely the current use, occupancy or value thereof;

                             (ii)         To the knowledge of the Company and the Members, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and the Leased Premises are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                             (iii)        The Leased Premises have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation of the Company’s business and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations;

(iv) There are no Contracts executed by the Company or Members granting to any party or parties the right of use or occupancy of any portion of the parcels of Leased Premises;

(v) There are no outstanding options or rights of first refusal granted by the Company or Members to purchase the parcels of Leased Premises, or any portion thereof or interest therein;

(vi) There are no parties (other than the Company) in possession of the Leased Premises;

                             (vii)       Except as set forth on Schedule 3.13(a)(vii), the Leased Premises are supplied with utilities and other services necessary for the operation of the Leased Premises, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are to the knowledge of the Company or Members adequate in accordance with all applicable laws, ordinances, rules and regulations, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcels of Leased Premises;

                             (viii)      The Leased Premises abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of Leased Premises; access to the property is provided by paved public right-of-way with adequate curb cuts available; and there is no pending or to the knowledge of the Company and Members, threatened termination of the foregoing access rights;

                             (ix)        All improvements and buildings on the Leased Premises are in good repair and are safe for occupancy and use; to the knowledge of the Company and Members free from termites or other wood-destroying organisms; the roofs thereof are watertight; and the structural components and systems (including plumbing, electrical, air conditioning/heating, and sprinklers) are in good working order and adequate for the use of such Leased Premises in the manner in which presently used;

(x) To the best of the knowledge of the Company and the Members, there are no service contracts, management agreements or similar agreements which affect the parcels of Leased Premises; and

                             (xi)        The Company has not received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto; and to the knowledge of the Company and Members, no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect the Leased Premises, and to the knowledge of the Company and Members, no such special assessment is contemplated by any Governmental Authority.

           (b)          The Company is not a party to any leases, licenses or similar agreements for the use or occupancy of real property other than the Leased Premises.  Each agreement to which the Company is a party with respect to the Leased Premises (collectively, the “Real Property Leases”) is in full force and effect and has not been amended, and neither the Company nor, to the knowledge of the Company or any Member, any other party thereto, is in default or breach under such Real Property Lease.  No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under any Real Property Lease and, to the knowledge of the Company or any Member, there is no breach or anticipated breach by any other party to any Real Property Lease.

          3.14        Business, Good Title, Adequacy and Condition of Assets.

                         (a)          Except through the Company, the Members are not engaged in the Baby Products Business as defined in Section 5.9) and do not own an interest in any other entity engaged in the Baby Products Business other than the Company and other than the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities traded on a national securities exchange or over-the-counter market.  Upon consummation of the transactions contemplated hereby, Purchaser will have acquired and own all of the Company’s assets and operations used in the Business.  The Company has, and at the Closing will have, good and legal title to or has a valid license or leasehold interest in all of the Purchased Assets, free and clear of any Liens.

                         (b)          The Fixed Assets (as hereinafter defined) currently in use in the business and operations of the Company are in good operating condition and repair, normal wear and tear excepted, and have been maintained in accordance with all applicable specifications and warranties and normal industry practice.  For purposes of this Agreement, the term “Fixed Assets” means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of the Company or set forth on the Current Balance Sheet or acquired by the Company since the date of the Current Balance Sheet.

                         (c)          All inventory and merchandise held for sale or rental consists of a quality and quantity usable, rentable, or saleable in the ordinary course of business of the Company, except for obsolete items and items of below-standard quality, all of which have been written off, written down or adequately reserved against to their net realizable value in the Current Balance Sheet.  All such inventory not written off has been recorded at the lower of cost or net realizable value, and depreciated consistent with the economic life of such inventory.  The quantities of each item of such inventory are reasonable in the present circumstances of the Company.

          3.15        Compliance with Laws.  The Company is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Purchased Assets and the Leased Premises.  The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to the knowledge of the Company and the Members, threatened.  Neither the Company, nor, to the knowledge of the Members, any of its employees or agents, has made any payment of funds in connection with the business of the Company which is prohibited by law, and no funds have been set aside to be used in connection with the business of the Company for any payment prohibited by law.  The Company is not subject to any Contract, decree or injunction in which the Company is a party which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

          3.16        Labor and Employment Matters.  Schedule 3.16 sets forth the name, address, social security number and current rate of compensation of each employee of the Company.  The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units.  There is no pending, or to the knowledge of the Company and the Members threatened, labor dispute, strike or work stoppage which affects or which may affect the Business or which may interfere with its continued operations.  Neither the Company nor any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending, or to the knowledge of the Company and the Members threatened, charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof.  Neither the Company nor any Member is aware that any key employee or group of employees has any plans to terminate her, his or their employment with the Company.  There has been no strike, walkout or work stoppage involving any of the employees of the Company during the twenty-four (24) months prior to the date hereof.  Except as set forth on Schedule 3.16, the Company is not a party or subject to any other employment agreements, noncompete agreements or consulting agreements.  The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended.

          3.17        Employee Benefit Plans.

                         (a)          Schedule 3.17  contains a true and complete list of each employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employee welfare benefits plan as defined in Section 3(1) of ERISA, and each deferred compensation,  option, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), for the benefit of any employee, terminated employee, leased employee or former leased employee, Members or independent contractor of the Company or any Company ERISA Affiliate (the “Employee Benefit Plans”).  Schedule 3.17 identifies each plan that is an “employee benefit plan,” within the meaning of Section 3(3) of ERISA.  The Company has no liability with respect to any plan, arrangement or practice of the type described in this Section 3.17 other than the Employee Benefit Plans set forth on Schedule 3.17.

                         (b)          The Company does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

                         (c)          No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.  The Company does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA.

                         (d)          With respect to each Employee Benefit Plan of the Company: (i) each has been administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending or threatened against any such plan, the trustee or fiduciary of any such plan, the Company or any assets of any such plan;  (iii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the Internal Revenue Service and the Department of Labor; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant have been duly or timely filed or distributed; (v)  no “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred; (vi) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing; (vii) no such plan has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company.

                         (e)          True and accurate copies of each Employee Benefit Plan of the Company, have been furnished to Purchaser.  In the case of any unwritten Employee Benefit Plan, a written description of such plan has been furnished to Purchaser.  All amendments required to bring any Employee Benefit Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted.

                         (f)          No Employee Benefit Plan obligates the Company to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or solely as a result of a “change of control” (as defined in Section 280G of the Code) and no individual shall accrue or receive any additional benefits, service or accelerated rights to payments of benefits under any Employee Benefit Plan as a result of the actions contemplated by this Agreement.

                         (g)          No Employee Benefit Plan provides medical or dental benefits for any current or former employees of the Company or its predecessors after termination of employment other than the rights that may be provided by law.

                         (h)          Nothing express or implied in this Agreement shall obligate Purchaser to continue to employ any of the Company’s employees following the Closing or interfere with the right of Purchaser to modify the position or terms of employment of any employee that is employed by Purchaser following the Closing.

                         (i)          The Company is not required to comply with COBRA (as defined below).  To the extent the Company has previously been subject to COBRA, the Company has complied with the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder, and Part 6 of Title I of ERISA (“COBRA”) and has complied with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) with respect to any group health plan within the meaning of Code Section 5000(b)(1).  To the extent the Company is subject to COBRA, the Company will be responsible for the continued compliance with COBRA and HIPAA with respect to all of its current and former employees at the time of Closing.

          3.18        Tax Matters.  The Company has timely filed all tax returns and reports required to be filed by it, including all federal, state, local and foreign tax returns, and has paid in full, without limitation, all excise taxes, sales and use taxes, payroll withholding taxes, FICA taxes, unemployment taxes, business taxes, and real and personal property taxes that are required or made adequate provision by the establishment or reserves for all taxes and other charges that have become due.  All tax returns and reports have been prepared in accordance with applicable laws and accurately reflect the taxable income (or other measure of tax) of the Company.  There is no tax deficiency proposed or threatened against the Company.  There are no tax liens upon any property or assets of the Company.  The Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.  Except for sales tax in the Commonwealth of Virginia, due upon transfer of the Purchased Assets from the Company to Purchaser, no sales or use tax, non-recurring intangible tax, documentary stamp tax or other excise tax (or comparable tax imposed by any governmental entity) will be payable by the Company or Purchaser by virtue of the transactions contemplated in this Agreement.

          3.19        Insurance.  The Company is covered by valid, outstanding and enforceable policies of insurance covering its respective properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the “Insurance Policies”).  Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid.  As of the Closing, each of the Insurance Policies will be in full force and effect.  The Company has complied with the provisions of such Insurance Policies.  Schedule 3.19 contains a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Purchaser), and identifies the insurer, type of coverage and policy period for each policy. During the three-year period to the date hereof, the Company has not made any claims under any of the Insurance Policies and has suffered no losses that would give rise to any such claims, for an amount in excess of Ten Thousand Dollars ($10,000).  The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

          3.20        Other Activities.  As of the date hereof, neither the Company nor the Members is engaged in any activities, whether directly or indirectly, which are competitive with the activities of Purchaser, including, without limitation, any Competitive Activity (as defined herein), other than activities for the Business in which the Company is engaged on the date hereof prior to giving effect to the transactions contemplated hereby.

          3.21        Licenses and Permits.  The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the “Permits”) for its business and operations, including with respect to the operation of each of the Leased Premises, and Schedule 3.21 contains a true and complete list of all such Permits.  All such Permits are valid and in full force and effect, the Company is in full compliance with the respective requirements thereof, and no proceeding is pending, or to the knowledge of the Company and the Members threatened, to revoke or amend any of them.  None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          3.22        Adequacy of the Assets; Relationships with Customers and Suppliers; Affiliated Transactions.  The Purchased Assets and Leased Premises and other equipment leased by the Company constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company in the manner in which and to the extent to which such business is currently being conducted.  No current supplier to the Company of items material to the conduct of its business has threatened to terminate its business relationship with the Company for any reason.  The Company does not have any direct or indirect interest in any customer, supplier or competitor of the Company or, with the exception of the sublease agreement with Fahrenheit Technology, Inc., in any person from whom or to whom the Company leases real or personal property, and no Member of the Company, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.

          3.23        Intellectual Property.  The Company has full legal right, title and interest in and to, or a license of, all Intellectual Property free and clear of all Liens, and has unrestricted right to use, without payment to any person of all Intellectual Property.  The Company has not granted any rights in the Intellectual Property to any third party.  The Business as presently conducted does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property.  None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

          3.24        Contracts.  Schedule 3.24 sets forth a list of each Contract to which the Company is a party or by which it or its properties and assets are bound and which is material to its Business, assets, properties or prospects (the “Material Contracts”), true, correct and complete copies of which have been provided to Purchaser.  The Company is not a party to any oral contracts.  Each Material Contract is a legal, valid and binding obligation of the Company, enforceable against the Company and, to the knowledge of the Company, the other parties thereto, and in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.  The Company has not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, and to the knowledge of the Company, all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Material Contract.  No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company under any Material Contract, and to the knowledge of the Company, no such event has occurred which constitutes or would constitute a default by any other party to such Material Contract.  The Company is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.  As used in this Section 3.24, Material Contracts shall include, without limitation: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, letters of credit, commitment letters, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any Indebtedness; (b) contracts obligating the Company to provide or purchase products or services for a period of one year or more; (c) leases of real property and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000); (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor’s services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of  the Company; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Company; (h) any non-competition agreements restricting the Company in any manner; and (i) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company and not otherwise disclosed on the schedules calling for payments by the Company exceeding Ten Thousand Dollars ($10,000).

          3.25        Accuracy of Information Furnished by the Company and the Members.  No written statement or written information made or furnished by the Company or the Members to Purchaser or any of Purchaser’ representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company or the Members, contains or shall contain any untrue statement of fact or omits or shall omit any fact necessary to make the information contained therein not misleading.  The Company and the Members have provided Purchaser with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

          3.26        Business Locations.  As of the date hereof, the Company has no office or place of business other than as identified on Schedule 3.13(a) and the Company’s principal places of business and chief executive offices are indicated on Schedule 3.13(a), and, except for equipment leased to customers in the ordinary course of business, all locations where the equipment, inventory, chattel paper and books and records of the Company are located as of the date hereof are fully identified on Schedule 3.13(a).

          3.27        Names; Prior Acquisitions.  All names under which the Company does business as of the date hereof are specified on Schedule 3.27.  The Company has not changed its name or used any assumed or fictitious name other than the names specified on Schedule 3.26, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three (3) years.

          3.28        No Commissions.  Neither the Company nor any Member has incurred any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby which would impose any obligation or liability upon Purchaser.

          3.29        Size of Person. Within the meaning of the HSR Act as of the time of entering into this Agreement and as of the time of closing of the transactions contemplated by this Agreement, the ultimate parent entity of the Company: (i) is not engaged in manufacturing; (ii) has less than Ten Million Dollars ($10,000,000.00) in total assets and less than One Hundred Million Dollars ($100,000,000.00) in annual net sales and (iii) no other persons have the right by contract to appoint fifty percent (50%) or more of the members of the board of directors of the Company.

          3.30        Investment Intent; Securities Documents; Accredited Investor.  Each Selling Party and each current employee of the Company that is or will be acquiring BabyUniverse Shares or BabyUniverse Warrants:

          (a)           is (or will be, as applicable) acquiring such BabyUniverse Shares or BabyUniverse Warrants for her, his or its own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the BabyUniverse Shares or BabyUniverse Warrants except in compliance with applicable state and federal securities laws;

          (b)           has such knowledge and experience in financial and business matters that such party is capable of evaluating the risks of an investment in BabyUniverse Shares or BabyUniverse Warrants, has had the opportunity to discuss the transactions contemplated hereby with Parent and has had the opportunity to obtain such information pertaining to Parent as has been requested, including but not limited to filings made by Parent with the SEC under the Exchange Act;

          (c)           represents that such party can bear the economic risk of losing her, his or its investment in the BabyUniverse Shares or the BabyUniverse Warrants and has adequate means for providing for current financial needs and contingencies; and

          (d)           is an “accredited investor” as such term is defined in rule 501(a) of Regulation D under the Securities Act.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING

          4.1          Conduct of Business by the Company Pending the Closing.  The Company and the Members covenant and agree that, except with the prior written consent of Purchaser, between the date of this Agreement and the Closing Date, the Business shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice.  During the period of time from the date of this Agreement until Closing, the Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations.  By way of amplification and not limitation, except as contemplated by this Agreement, the Company and the Selling Parties shall not between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Purchaser: (a) amend or otherwise change its Articles of Organization, Bylaws or equivalent organizational documents; (b) issue or authorize the issuance of, any membership interests of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any membership interests or other ownership interest of the Company or any of its subsidiaries; (c) declare, set aside, make or pay any distribution, payable in cash, membership interest, property or otherwise, with respect to any of its membership interests (except for distributions, to the Selling Parties in amounts consistent with past practices of the Company); (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its membership interests; (e) acquire (including, without limitation, for cash, or shares of stock, property or services, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof; (f) incur any additional Indebtedness or prepay any Indebtedness other than in the ordinary course of business consistent with past practices; (g) create Liens on any of its assets; (h) make (or commit to make) any capital expenditures in excess of Ten Thousand Dollars ($10,000) except in the ordinary course of business; (i) make any loans or advances to any person or entity or guarantee the indebtedness of any person or entity, except in the ordinary course of business consistent with past practice; (j) sell or dispose of any of its assets, other than in the ordinary course of business, consistent with past practice; (k) enter into, modify or terminate, any Contract, other than in the ordinary course of business consistent with past practice; (l) pay any bonus to or increase the compensation or benefits payable or to become payable to its employees, independent contractors or consultants except in the ordinary course of business; (m) pay, discharge or satisfy any existing claims, liabilities or obligations other than in the ordinary course of business consistent with past practice; (n) increase or decrease prices charged to its customers, except for previously announced price changes, or take any other action which might reasonably result in any increase in the loss of customers; or (o) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any other action which would make any representation or warranty in Article III untrue or incorrect.  The Company shall give written notice to Purchaser promptly following the occurrence of any event which has had (or which is likely to have) an adverse effect upon its assets, business, operations, prospects, properties or condition (financial or otherwise).

ARTICLE V

CERTAIN ADDITIONAL AGREEMENTS

          5.1          Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

          5.2          Compliance with Covenants. The Members shall cause the Company to comply with all of the covenants of the Company under this Agreement.

          5.3          Cooperation. Each of the parties hereto agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement, and to use his, her or its reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

          5.4          Consents.  Prior to the Closing, the Company shall use its reasonable efforts to obtain and receive consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company from any person(s) from whom such consent or waiver is required under any Contract to which the Company is bound, or who, as a result of the transactions contemplated hereby, would have the right to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

          5.5          Access to Information. From the date hereof to the Closing Date, the Company and the Members shall, and shall cause their directors, officers, employees, auditors, counsel and agents to, afford Purchaser and Purchaser’ officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices and other facilities, to its officers and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be reasonably requested except where such data or information is both specifically related to the negotiation and consummation of this transition and is protected by or the disclosure of which of would waive the attorney-client or attorney work product privilege.  No information provided to or obtained by Purchaser shall affect any representation or warranty in this Agreement.

          5.6          Notification of Certain Matters.  The Company and the Members shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

          5.7          Confidentiality; Publicity.  Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto.  No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties.

          5.8          No Other Discussions.  The Company, the Members, and their respective Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of membership interest or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions.  The Company and the Members will immediately notify Purchaser if, from the date of this Agreement, any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

          5.9          Restrictive Covenants. In order to assure that Purchaser will realize the benefits of the transactions contemplated hereby, each Member and the Company agrees that he, she or it will not:

                         (a)          for a period of five (5) years beginning on the Closing Date (the “Noncompete Period”), directly or indirectly, alone or as a shareholder, member, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, lender or security holder, of any company or business, engage in the business of selling brand name baby, toddler, kids, maternity or home furnishing products (the “Baby Products Business”) in the United States of America (the “Territory”); provided, however, that the beneficial ownership of less than three percent (3%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market is permitted.

                         (b)          during the Noncompete Period, directly or indirectly, (i) induce any customer acquired hereunder or any other customer of Parent or any of its subsidiaries (including Purchaser), successors, or assigns (as used in this Section 5.9, the “Purchaser Companies”)to patronize any business which is directly or indirectly in competition with the Baby Products Business conducted by any of the Purchaser Companies within the Territory; (ii) canvass, solicit or accept from any Person which is a customer of the Baby Products Business conducted by any of the Purchaser Companies, any such competitive business within the Territory; or (iii) request or advise any customer of the Baby Products Business conducted by any of the Purchaser Companies within the Territory to withdraw, curtail or cancel any such customer’s business with the Purchaser Companies or their successors within the Territory;

                         (c)          during the Noncompete Period, directly or indirectly, employ any person who was employed by the Purchaser Companies, or in any manner seek to induce any employee of the Purchaser Companies to leave his or her employment without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; and

                         (d)          at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in their possession any of the Purchaser Companies’ proprietary rights or records acquired hereunder, including, but not limited to, any customer lists.

The Members and the Company agree and acknowledge that the restrictions contained in this Section 5.9 are reasonable in scope and duration, and are necessary to protect the Purchaser Companies. If any provision of this Section 5.9 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  The Members and the Company agree and acknowledge that any breach of this Section will cause irreparable injury to the Purchaser Companies and upon any breach or threatened breach of any provision of this Section 5.9, the Purchaser Companies shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond; provided, however, that this shall in no way limit any other remedies which the Purchaser Companies may have as a result of such breach, including the right to seek monetary damages.  The parties hereto agree that Purchaser may assign, without limitation, the foregoing restrictive covenants to any successor to Purchaser’s Baby Products Business.

          5.10        Due Diligence Review.  Purchaser shall be entitled to conduct prior to Closing a reasonable due diligence review of the assets, properties, books and records of the Company and an environmental assessment of the Leased Premises (hereinafter referred to as “Environmental Assessment”), with all costs to be borne by Purchaser.  The Environmental Assessment may include, but not be limited to, a physical examination of the Leased Premises and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records (including but not limited to, off-site disposal records and manifests), documents, and Licenses of the Company.  The Members and the Company shall provide Purchaser or its designated agents or consultants with reasonable access to such property as Purchaser, its agents or consultants reasonably require to conduct the Environmental Assessment. Purchaser’s failure or decision not to conduct any such Environmental Assessment shall not affect any representation or warranty of the Company or the Members under this Agreement.

          5.12        Certain Tax Matters.  The Members shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns for the Company for any period ending on or before the Closing Date.  The Members shall not file any amended Tax Returns with respect to the Company without the prior written consent of Purchaser.

          5.13        Member Vote.  Each Member, in executing this Agreement, consents to the transactions contemplated hereby, and waives notice of any meeting in connection therewith and hereby releases and waives all rights with respect to the transactions contemplated hereby under any agreements relating to the sale, purchase or voting of any membership interest of the Company.

          5.14        Payoff and Estoppel Letters.  Prior to the Closing, the Company shall request and deliver to Purchaser payoff and estoppel letters from all holders of any Indebtedness of the Company to be paid off on or prior to the Closing, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Purchaser, upon full payment of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked “canceled.”

          5.15        Lessor Estoppel Letter.  Prior to the Closing, the Company shall request and deliver to Purchaser an estoppel letter in a form reasonably satisfactory to Purchaser from each lessor under the Real Property Leases representing to the Company that the Leased Premises comply with all requirements relating to the full legal use, occupancy and condition thereof set forth in Section 3.13(a) and that such lessor will seek any redress it has related to the condition of the Leased Premises which arise as a result of events occurring or facts or circumstances arising or existing prior to the Closing Date against the Company and not against Purchaser.  Purchaser acknowledges that the Company currently is under a sub-lease for one of the Leased Premises and that the sub-lessor is an entity in which a Member owns a membership interest.

          5.16        Delivery of Property Received by the Company After Closing.  From and after the Closing, Purchaser shall have the right and authority to collect, for its account and other items which shall be transferred or are intended to be transferred to Purchaser as part of the transactions contemplated hereby, and to endorse with the name of the Company any checks or drafts received on account of any such receivables or other items.  Each of the Company and the Members agrees that it will transfer or deliver to Purchaser, promptly after the receipt thereof, any cash or other property which it receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders or any other items transferred or intended to be transferred to Purchaser under this Agreement.

          5.17        Purchaser Appointed Attorney for the Company.  Immediately after Closing, the Company hereby constitutes and appoints Purchaser, and Purchaser’s successors and assigns, its true and lawful attorney, in the name of either Purchaser or the Company (as Purchaser shall determine in its sole discretion) but for the benefit and at the expense of Purchaser (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser shall deem advisable; and (c) to take all action which Purchaser may reasonably deem proper in order to provide for Purchaser the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Purchaser pursuant to this Agreement shall not have been obtained.  The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable.  Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

          5.18        Execution of Further Documents.  From and after the Closing, upon the reasonable request of Purchaser, the Company and the Members shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required or appropriate to convey and transfer to and vest in Purchaser and protect its right, title and interest in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement.

          5.19        Name Change.  The Company and the Members shall at Closing take or cause to be taken, or do or cause to be done, all things necessary, proper or advisable to change the name of the Company and terminate all fictitious name filings made on behalf of the Company so as to permit Purchaser, if its so elects, to change its name to the name of the Company and to permit Purchaser  to file fictitious name filings for the use of such name.

          5.20        Customer Relationships.  After the Closing Date, each of the Company and the Members will cooperate with Purchaser in its efforts to continue and maintain, for the benefit of Purchaser, those business relationships of the Company existing prior to the Closing Date and relating to the business to be operated by Purchaser after the Closing Date.  Neither the Company nor the Members will take any action that would tend to diminish the value of the Purchased Assets after the Closing Date or that would interfere with the business of Purchaser to be engaged in after the Closing Date, including disparaging the name or business of Purchaser or its Affiliates.

          5.21        Access to Company Records.  After the Closing Date, the Selling Parties shall be permitted reasonable access during normal business hours to inspect all such books and records of Purchaser relating to the business of the Company as may be required for its reasonable business needs, including without limitation the Selling Parties’ tax reporting obligations.

          5.22        Final Tax Filing under Tax Code of Virginia.  Following the Closing, the Company shall comply with the terms of Section 58.1-629 of the Tax Code of Virginia and provide to Purchaser in a timely manner evidence from the Virginia Tax Commissioner that the Company has paid all taxes due (or that no such taxes, penalties or interest are due) under Virginia law.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

          The obligation of Purchaser to effect the transactions contemplated hereby shall, at the option of Purchaser, be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          6.1          Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Company and the Members contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for matters specifically permitted by or disclosed on any schedule to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.  The Company and the Members shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.  The Company and the Members shall have delivered to Purchaser a certificate, dated as of the Closing Date, duly signed, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed.

          6.2          No Material Adverse Change or Destruction of Property.  Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Company, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting the Business in any material respect, and (iii) none of the properties and assets of the Company shall have been materially damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Purchaser a certificate to that effect, dated the Closing Date and signed by or on behalf of the Company and the Members.

          6.3          Corporate Certificate.  The Company and the Members shall have delivered to Purchaser (i) copies of the organizational documents of the Company as in effect immediately prior to the Closing Date, and (ii) copies of resolutions adopted by the Board of Directors and the Members of the Company authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of the Company issued by the Clerk of the Virginia State Corporation Commission as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the chief executive officer of the Company as being true, correct and complete.

          6.4          Delivery of Other Documents.  At the Closing, the Members shall have executed and delivered or caused to be executed and delivered the Bill of Sale, the payoff and estoppel letters set forth in Sections 5.14 and 5.15, and such other documents as reasonably requested by Purchaser.

          6.5          Opinion of Counsel.  Purchaser shall have received an opinion dated as of the Closing Date from counsel for the Company and the Members, in the form attached as Exhibit D hereto.

          6.6          Consents.  The Company and Purchaser shall have received all necessary permits, licenses, franchises, approvals and consents to the transactions contemplated hereby, including consents from each landlord under the Real Property Leases and waivers of rights to terminate or modify any rights or obligations of the Company from any Person from whom such consent or waiver is required under any Contract to which the Company is bound as of a date such that any such approval or consent will be effective as of the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

          6.7          No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated hereby, and which, in the reasonable judgment of Purchaser, makes it inadvisable to proceed with the transactions contemplated hereby.

          6.8          Board Approval.  The Board of Directors of Parent shall have authorized and approved this Agreement, and the transactions contemplated hereby.

          6.9          Due Diligence Review.  Purchaser shall have completed its due diligence review and Environmental Assessment pursuant to Section 5.11 and the audit of the Company and in each case shall be satisfied with the results, of such review, audit and assessment.

          6.10        Closing Documents.  The Company and Members and the other applicable parties shall have executed and delivered the documents required by this Agreement to have been executed and delivered by them,  and such other closing documents necessary to consummate the acquisition.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF
THE COMPANY AND THE MEMBERS

          The obligations of the Company and the Members to effect the transactions contemplated hereby shall, at the option of the Selling Parties, be subject to the fulfillment at or prior to the Closing of the following conditions:

          7.1          Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.  Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.  Purchaser shall have delivered to the Company and the Selling Parties a certificate, dated as of the Closing Date, and signed by an officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed in all material respects.

          7.2          Consideration.  At the Closing, Purchaser shall have delivered the Purchase Price.

          7.3          No Order or Injunction.  No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing.

          7.4          Delivery of Other Documents. At the Closing, Purchaser shall cause to be executed and delivered the documents required by this Agreement to have been executed and delivered by it.

          7.5          Retention of Company Books.  After the Closing, Purchaser agrees to retain all books and records of the Company for a period of five (5) years.

ARTICLE VIII

INDEMNIFICATION BY SELLING PARTIES

          8.1          Agreement by the Company and the Members to Indemnify.  The Company and each of the Members, jointly and severally, hereby agrees to indemnify and hold Purchaser and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article VIII, “Purchaser”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Purchaser arising out of or resulting from (i) any breach of a representation, warranty or certification made by the Company or any of the Members in this Agreement or in any other written document or certificate delivered pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Company or any of the Members in this Agreement or in any other written document or certificate to this Agreement, (iii) any Excluded Liabilities (collectively, “Company Indemnifiable Damages”), (iv) any breach of any of the covenants or agreements made by any of the Company or the Members in this Agreement or in any document or certificate delivered pursuant to this Agreement, and (v) any Environmental Costs (collectively, “Members Indemnifiable Damages” and, together with Company Indemnifiable Damages, “Indemnifiable Damages”).  Without limiting the generality of the foregoing, Indemnifiable Damages shall be measured on a pre-tax basis, and with respect to the measurement of Indemnifiable Damages, Purchaser shall have the right to be put in the same pre-tax consolidated financial position considering the pre-tax effects of any Indemnifiable Damages.  Notwithstanding the foregoing, no claim for Indemnifiable Damages (except for claims for breaches of covenants or with respect to the Purchase Price Adjustment, which may be asserted without regard to the Indemnification Threshold) shall be asserted by Purchaser until the aggregate of all Indemnifiable Damages exceeds the sum of Twenty-Five Thousand Dollars ($25,000) (the “Indemnification Threshold”), in which case Purchaser shall be entitled to collect all Indemnifiable Damages from the first dollar thereof, without regard to the Indemnification Threshold.  Further, Purchaser shall have no right to collect Indemnifiable Damages in excess of the Purchase Price.

          8.2          Survival of Representations and Warranties.  Each of the representations and warranties made by the Company and/or Members in this Agreement or pursuant hereto shall survive the Closing for a period of twenty-four (24) months except for the representations and warranties made by the Company set forth in Sections 3.2, 3.3, 3.4, 3.11, 3.12, 3.14 and 3.18 which shall survive the Closing for the applicable period of limitations.  Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.  Each of the representations and warranties made by the Company shall expire at the Closing.

          8.3          Right to Offset.  Pursuant to the terms of the Note, (i) the payment and performance of the indebtedness evidenced by the Note may be offset by Purchaser to the extent Purchaser is entitled to recover Indemnifiable Damages, and (ii) Purchaser may offset any Indemnifiable Damages against any monies held in escrow in connection with a prepayment of the Note.  The determination of entitlement to Indemnifiable Damages shall be made by agreement of the parties, or by mediation or arbitration.

          8.4          Collection of Indemnifiable Damages.  The Purchaser may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

          8.5          Remedies Cumulative.  The remedies provided herein shall be cumulative and shall not preclude the parties hereto from asserting any other right, or seeking any other remedies against the other parties to this Agreement.

          8.6          Indemnification Procedures.

                         (i)           If Purchaser desires to make a claim against the Selling Parties under this Article VIII, then Purchaser shall give written notice (a “Claim”) of such claim or the commencement of any action, or threat thereof, to the Selling Parties from whom indemnity shall be sought hereunder.  Purchaser shall not be entitled to indemnification by the Selling Parties until such time that written notice of a Claim has been properly delivered to the Selling Parties.  The Selling Parties shall be entitled at their own expense to participate in the defense of such claim or action, or, if they shall so elect, to assume  the defense of such claim or action (provided that such election is provided in writing to Purchaser within thirty (30) days of the Selling Parties being provided the notice of the Claim), in which case the defense shall be conducted by counsel reasonably acceptable to Purchaser and such assumption shall constitute an acknowledgement by the Selling Parties of their obligations to indemnify Purchaser with respect to any Damages, and such Purchaser shall bear the fees and expenses of any additional counsel retained by it; provided, however, if the Selling Parties shall elect not to assume the defense of such claim or action, the Selling Parties shall reimburse Purchaser for the reasonable fees and expenses of any counsel retained by it.

                         (ii)          Notwithstanding any provision herein to the contrary, the Selling Parties shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by Purchaser, if the claim which the Selling Parties seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which an adverse determination could reasonably be expected to have a material adverse effect on the business, financial condition or operating results of Purchaser, or (iv) involves a claim which, upon petition by Purchaser, the appropriate court rules that the Selling Parties failed or is failing to vigorously prosecute or defend.  If the Selling Parties are permitted to assume and control the defense and elect to do so, Purchaser shall have the right to employ counsel separate from counsel employed by the Selling Parties in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by Purchaser shall be at the expense of Purchaser unless (i) the employment thereof has been specifically authorized by the Selling Parties in writing, or (ii) the Selling Parties have been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Selling Parties and Purchaser.

                         (iii)          Notwithstanding the above, should Purchaser reasonably conclude that there may be defenses available to it which are different from or additional to those available to the Selling Parties, the Selling Parties shall not have the right to direct the defense of such action on behalf of Purchaser and all such fees and expenses of Purchaser shall be borne by the Selling Parties.  The notice of a Claim may be amended on one or more occasions with respect to the amount of the Damages at any time prior to final resolution of the obligation to indemnify relating to the Damages. The Selling Parties shall not with respect to any Claim that the Selling Parties have assumed control of the defense thereof, without the written consent of Purchaser, settle or compromise any such claim or consent to the entry of any judgment which does not include an unconditional term releasing Purchaser from all liability in respect of the applicable Damages.  With respect to any Claim, the defense of which has been assumed by the Selling Parties in accordance with the above requirements, Purchaser will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Selling Parties.

                         (iv)          If the Selling Parties are required to make any payment under this Article VIII, they shall promptly pay Purchaser the amount so determined. If there is a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article VIII, Selling Parties shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.  The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article VIII and the portion, if any, theretofore paid shall bear interest as described below.  If all or part of any indemnification obligation under this Agreement is not paid when due, then the Selling Parties shall pay Purchaser interest on the unpaid principal amount of the obligation from the date the amount became due until payment in full, at the prime rate of interest as published in The Wall Street Journal at such time payment becomes due, during the time the principal amount remains unpaid.

          8.7          No Bar; Waiver.  Purchaser may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.  The Members hereby waive any rights to contribution or any similar rights they may have against the Company as a result of their agreement to indemnify Purchaser under this Article VIII or otherwise.

ARTICLE IX

INDEMNIFICATION BY PURCHASER

          9.1          Agreement by Purchaser to Indemnify.  Purchaser hereby agrees to indemnify and hold the Selling Parties and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article IX, the “Selling Parties”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Selling Parties arising out of or resulting from (i) any breach of a representation, warranty or certification made by Purchaser in this Agreement or in any other written document or certificate delivered pursuant to this Agreement, (ii) any breach of the covenants or agreements made by Purchaser in this Agreement or in any other written document or certificate to this Agreement, (iii) any Assumed Liabilities, and (iv) any breach of any of the covenants or agreements made by Purchaser in this Agreement or in any document or certificate delivered pursuant to this Agreement (collectively, “Purchaser Indemnifiable Damages”).  Without limiting the generality of the foregoing, Indemnifiable Damages shall be measured on a pre-tax basis, and with respect to the measurement of Indemnifiable Damages, the Selling Parties shall have the right to be put in the same pre-tax consolidated financial position considering the pre-tax effects of any Indemnifiable Damages.  [Notwithstanding the foregoing, no claim for Indemnifiable Damages shall be asserted by the Selling Parties until the aggregate of all Indemnifiable Damages exceeds the sum of Twenty-Five Thousand Dollars ($25,000) (the “Indemnification Threshold”), in which case the Selling Parties shall be entitled to collect all Indemnifiable Damages from the first dollar thereof, without regard to the Indemnification Threshold.

          9.2          Survival of Representations and Warranties.  Each of the representations and warranties made by Purchaser in this Agreement or pursuant hereto shall survive the Closing for a period of twenty four (24) months.  Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.  Each of the representations and warranties made by the Company shall expire at the Closing.

          9.3          Collection of Indemnifiable Damages.  The Selling Parties may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

          9.4          Remedies Cumulative.  The remedies provided herein shall be cumulative and shall not preclude the parties hereto from asserting any other right, or seeking any other remedies against the other parties to this Agreement.

          9.5          Indemnification Procedures.

                         (i)           If the Selling Parties desires to make a claim against Purchaser under this Article IX, then the Selling Parties shall give written notice (a “Claim”) of such claim or the commencement of any action, or threat thereof, to Purchaser from whom indemnity shall be sought hereunder.  The Selling Parties shall not be entitled to indemnification by Purchaser until such time that written notice of a Claim has been properly delivered to Purchaser.  Purchaser shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall so elect, to assume  the defense of such claim or action (provided that such election is provided in writing to other Selling Parties within thirty (30) days of  Purchaser being provided the notice of the Claim), in which case the defense shall be conducted by counsel reasonably acceptable to the Selling Parties and such assumption shall constitute an acknowledgement by Purchaser of its obligations to indemnify the Selling parties with respect to any Damages, and the Selling Parties shall bear the fees and expenses of any additional counsel retained by them; provided, however, if Purchaser shall elect not to assume the defense of such claim or action, Purchaser shall reimburse the Selling Parties for the reasonable fees and expenses of any counsel retained by them.

                         (ii)          Notwithstanding any provision herein to the contrary, Purchaser shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Selling Parties, if the claim which Purchaser seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which an adverse determination could reasonably be expected to have a material adverse effect on the business, financial condition or operating results of the Selling Parties, or (iv) involves a claim which, upon petition by the Selling Parties, the appropriate court rules that Purchaser failed or is failing to vigorously prosecute or defend.  If Purchaser is permitted to assume and control the defense and elect to do so, the Selling Parties shall have the right to employ counsel separate from counsel employed by Purchaser in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Selling Parties shall be at the expense of the Selling Parties unless (i) the employment thereof has been specifically authorized by Purchaser in writing, or (ii) Purchaser has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Selling Parties and Purchaser.

                         (iii)          Notwithstanding the above, should the Selling Parties reasonably conclude that there may be defenses available to them which are different from or additional to those available to Purchaser, Purchaser shall not have the right to direct the defense of such action on behalf of the Selling Parties and all such fees and expenses of the Selling Parties shall be borne by Purchaser.  The notice of a Claim may be amended on one or more occasions with respect to the amount of the Damages at any time prior to final resolution of the obligation to indemnify relating to the Damages. Purchaser shall not with respect to any Claim that Purchaser has assumed control of the defense thereof, without the written consent of the Selling Parties, settle or compromise any such claim or consent to the entry of any judgment which does not include an unconditional term releasing the Selling Parties from all liability in respect of the applicable Damages.  With respect to any Claim, the defense of which has been assumed by Purchaser in accordance with the above requirements, the Selling Parties will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of Purchaser.

                         (iv)          If Purchaser is required to make any payment under this Article IX, it shall promptly pay the Selling Parties the amount so determined. If there is a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article IX, Purchaser shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.  The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article IX and the portion, if any, theretofore paid shall bear interest as described below.  If all or part of any indemnification obligation under this Agreement is not paid when due, then Purchaser shall pay the Selling Parties interest on the unpaid principal amount of the obligation from the date the amount became due until payment in full, at the prime rate of interest as published in The Wall Street Journal at such time payment becomes due, during the time the principal amount remains unpaid.

          9.6          No Bar; Waiver.  The Selling Parties may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

ARTICLE X

REGISTRATION RIGHTS

          10.1        Piggy-back Registration.

                         (a)          At any time on or after the Closing Date, whenever Parent proposes to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement covering the resale of the shares of Common Stock owned by any other shareholder of Parent who is an executive officer of Parent, it will, prior to such filing, give written notice to the Selling Parties of its intention to do so, and, upon the written request of the Selling Parties given within five (5) business days after Parent provides such notice (which request shall state the intended method of disposition of the Shares), Parent shall use its best efforts to cause the BabyUniverse Shares, which Parent has been requested by the Selling Parties to register, to be registered under the Securities Act, to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of the Selling Parties; provided, however, Parent shall not have any obligation to file a Registration Statement if, at such time, all of the BabyUniverse Shares could be sold by Investor without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as determined by legal counsel pursuant to a written opinion to such effect addressed and acceptable to the Selling Parties and Parent’s transfer agent.

                         (b)          Upon such request, Parent shall file within thirty (30) days of such request (the “Filing Deadline”) the Registration Statement required hereunder and shall use its commercially reasonable best efforts to effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Securities Act of the BabyUniverse Shares.  Parent shall pay all costs and expenses related to the registration of the BabyUniverse Shares.  Parent shall use its commercially reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act, until all BabyUniverse Shares covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k), as determined by legal counsel pursuant to a written opinion to such effect addressed and acceptable to the Selling Parties and Parent’s transfer agent.

                         (c)          Parent shall, not less than three (3) business days prior to the filing of the Registration Statement or any related prospectus or any amendment or supplement thereto, (i) furnish to the Selling Parties copies of the Registration Statement or prospectus proposed to be filed, which documents will be subject to the review of such Investor, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to conduct a reasonable investigation within the meaning of the Securities Act.  Furthermore, Parent shall advise Selling Parties, within two (2) business days: (x) after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose, or any other order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of such BabyUniverse Shares under state securities or “blue sky” laws; and it will promptly use its best efforts to prevent the issuance of any stop order or other order or to obtain its withdrawal at the earliest possible moment if such stop order or other order should be issued; and (y) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective.

          10.2        Underwritten Offering.  In connection with any registration under this Article X involving an “underwritten offering” (which for the purposes of this Agreement shall mean an offering whereby a third party, individually or as part of a group, purchases Parent’s shares in order to effect a public distribution of such shares), Parent shall not be required to include any of the BabyUniverse Shares in such registration unless the holder thereof accepts the terms of the underwriting as agreed upon between Parent and the underwriters of Parent.  If, in the opinion of the managing underwriter, it is appropriate because of marketing factors to limit the number of shares to be included in the offering, then Parent shall be required to include in the registration only that number of BabyUniverse Shares, if any, which the managing underwriter believes should be included therein.  If the number of BabyUniverse Shares to be included in the offering in accordance with the foregoing is less than the total number of BabyUniverse Shares that the holder of such BabyUniverse Shares has requested to be included, then the holder of BabyUniverse Shares who has requested registration pursuant hereto and other holders of shares entitled to be included in such registration shall participate in the registration pro rata based upon their total ownership of shares of Common Stock of Parent subject to the managing underwriter’s discretion.  In no event shall Parent be liable for any sales, broker’s or underwriting commission or other selling expenses incurred upon sale by any holder of any of the shares.

          10.3        Registration Rights Indemnification.

                         (a)          Parent agrees to indemnify and hold harmless each Selling Party Indemnitee (as defined below) from and against any losses, claims, damages, liabilities or expenses to which such Selling Party Indemnitee may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of, or are based upon (A) any untrue statement of a material fact contained in the Registration Statement or prospectus, (B) any failure by Parent to fulfill any undertaking included in the Registration Statement, (C) any breach of any representation, warranty or covenant made by Parent in this Agreement and (D) any violation or alleged violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the BabyUniverse Shares (but excluding claims arising from a failure of the Investor to deliver the prospectus timely provided by Parent in compliance with applicable securities laws, where such failure to deliver was the cause of such claim or would have corrected the alleged damage), and Parent will promptly reimburse such Selling Party Indemnitee for any reasonable legal or other expenses incurred in investigating, defending or preparing to defend, settling, compromising or paying any such action, proceeding or claim; provided, however, that Parent shall not be liable in any such case to the extent that such loss, claim, damage, liability or expense arises solely out of, or is based solely upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to Parent by such Selling Party Indemnitee specifically for use in preparation of the Registration Statement.

                         (b)          The Selling Parties agree (severally and not jointly with any other of the Selling Parties) to indemnify and hold harmless Parent (and each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act, each officer of Parent who signs the Registration Statement and each director of Parent) from and against any losses, claims, damages, liabilities or expenses to which Parent (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise solely out of, or are based solely upon, any untrue statement of a material fact contained in the Registration Statement, but only if and to the extent that such untrue statement was made in reliance upon and in conformity with written information furnished by the Selling Parties specifically for use in preparation of the Registration Statement (provided, however, that the Selling Parties shall not be liable in any such case for any untrue statement in any Registration Statement or prospectus if such statement has been corrected in writing by such Investor and delivered to Parent at least three business days prior to the pertinent sale or sales by the Selling Parties).  Notwithstanding the foregoing, each Selling Party’s aggregate liability pursuant to this subsection (ii) shall be limited to the net amount received by that Selling Party from the sale of the BabyUniverse Shares.

                         (c)           Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Article X, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Article X (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Article X.  Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person.  After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnifying person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties.  In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided, that such consent shall not be unreasonably withheld.  No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

                         (d)          If the indemnification provided for in this Article X is unavailable to or insufficient to hold harmless an indemnified party under subsection (A) or (B) above in respect of any losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and the Investor on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by Parent on the one hand or the Investor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement.  Parent and the Investors agree that it would not be just and equitable if contribution pursuant to this subsection (iv) were determined by pro rata allocation (even if Investor and any other Investors were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (iv).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (iv), none of the Selling Parties shall be required to contribute any amount in excess of the net amount received by that Selling Party from the sale of the Baby Universe Shares.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  Investor’s obligations in this subsection to contribute are several in proportion to its sales of the BabyUniverse Shares to which such loss relates and not joint with any other Investors.

                         (e)          For purposes of this Article X, the term “Selling Party Indemnitee” shall include the Investor, its officers, directors, employees, partners, agents and any person controlling such Investor; the term “Registration Statement” shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement; and the term “untrue statement” shall include (A) any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the prospectus a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                         (f)          Exclusive Provisions Regarding Registration Rights Indemnification Claims. Notwithstanding anything in this Agreement to the contrary this 10.3 shall be the sole Section  governing claims for, and procedures relating to, claims arising under this Article X.

ARTICLE XI

DEFINITIONS

          11.1        Defined Terms.  As used herein, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

              “Average Closing Sale Price” shall mean the average closing sale price of a share of BabyUniverse Common Stock as quoted on the American Stock Exchange for the fifteen (15) consecutive days that immediately precede the second (2nd) trading day prior to the Closing Date, as such closing sale prices are reported (absent manifest error in the printing thereof) at www.amex.com.

“Code” means the Internal Revenue Code of 1986, as amended, and treasury regulations promulgated thereunder.

              “Company Working Capital” means (a) the value of the assets transferred to Purchaser at Closing that meet the definition of Current Assets in conformity with generally accepted accounting principles in the United States, minus (b) the value of the liabilities assumed by Purchaser at Closing that meet the definition of Current Liabilities in conformity with generally accepted accounting principles in the United States.

              “Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

              “Environmental Costs” shall mean any and all expenses, costs, damages, liabilities, or obligations (including, without limitation, fees and expenses of counsel) incurred by, under or pursuant to any Environmental Laws or related to the Discharge, Handling, presence or clean up of Hazardous Substances arising as a result of events occurring or facts or circumstances arising or existing on or after the Company’s occupancy of the Leased Premises but prior to the Closing Date (whether or not in the ordinary course of business), and whether such costs arise before, on, or after the Closing Date and whether or not set forth on Schedule 3.12).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

              “Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

              “Indebtedness” of any entity means all obligations of such entity (i) should be classified upon a balance sheet of such entity as indebtedness, (ii) for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property or services, guaranties, letters of credit, or deferred purchase price, including without limitation, accrued and unpaid interest, and prepayment or early termination penalties associated with any of the foregoing, (iii) secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (v) for remaining payments under any leases (including, but not limited to, equipment leases), or rental purchase options.

              “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction on transfer, right of refusal, preemptive right, claim or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

              “Litigation Costs” shall mean any and all expenses, costs, damages, liabilities, or obligations (including, without limitation, fees and expenses of counsel) incurred in connection with any action, suit, or other legal or administrative proceeding or governmental investigation arising as a result of events occurring or facts or circumstances arising or existing on or prior to the Closing Date (whether or not in the ordinary course of business and whether arising before, on or after the Closing Date and whether or not set forth on Schedule 3.11).

              “Material Adverse Change (or Effect)” means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

              “Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

              “Receivables” means all receivables of the Company, including all trade account receivables arising prior to Closing from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

              “Taxes” means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

              “Transaction Fees” means all legal, accounting, tax consulting, financial advisory and other fees and expenses, including any transfer fees, government filing fees and the cost of title insurance and surveys, incurred, paid or payable by the Company in connection with the transactions contemplated by this Agreement and not paid by the Members.

              “Work-in-Process” means those terms reflected in the Company trial balance accounts for “sublet repairs” and “work-in-process” which relate to customer and warranty repair and modification jobs which, as at Closing, have been commenced but not consummated.

          11.2        Other Definitional Provisions.  All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE XII

TERMINATION

          12.1        Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by mutual written consent of the parties hereto at any time prior to the Closing; or (b) by Purchaser in the event of a material breach by the Company or any of the Members of any provision of this Agreement; or (c) by the Members in the event of a material breach by Purchaser of any provision of this Agreement; or (d) by any of the parties if the Closing has not occurred prior to January 31, 2006.

          12.2        Effect of Termination.  Except for the provisions of Section 5.7 and Article VIII and Article IX hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

          13.1        Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

(a)	if to Purchaser to:

PoshBaby, Inc.
c/o Bob Brown
Chief Financial Officer
BabyUniverse, Inc.
5601 Powerline Road, Suite 104
Ft. Lauderdale, FL 33309
Telecopy: (772) 545-9028

with a copy to:

Akerman Senterfitt
SunTrust International Center, 28th Floor
One Southeast Third Avenue
Miami, Florida 33131-1714
Attn: Bradley D. Houser, Esq.
Telephone: (305) 374-5600
Telecopy: (305) 374-5095

(b)	if to the Company or Members to:

Karen B. Adams
811 Flamingo Drive
Fort Lauderdale, Florida 33301
Telephone: _________________________
Telecopy: __________________________

with a copy to:

Marc S. Robinson, Esquire
RTR Law Group, PLLC
4805 Lake Brook Drive, Suite 140
Glen Allen, Virginia 23060
Telephone: (804) 965-9643
Telecopy: (804) 965-0030
e-mail: mrobinson@rtrlawgroup.com

          Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

          13.2        Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.  The exhibits and schedules constitute a part hereof as though set forth in full above.  Except for the Purchaser Affiliates and other persons expressly stated herein to be indemnitees, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

          13.3        Expenses; Sales Tax.  Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.  The Company shall pay all legal, accounting, tax consulting, financial advisory and other fees and expenses, including any transfer fees, government filing fees and the cost of title insurance and surveys, incurred by the Company prior to Closing in connection with the transactions contemplated by this Agreement; provided, however, none of such fees and expenses will be Assumed Liabilities.  The parties agree that the Company shall pay all sales, transfer or similar taxes required to be paid by reason of the sale by the Company to Purchaser of the Purchased Assets pursuant to this Agreement.

          13.4        Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

          13.5        Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.  No party may assign its rights or responsibilities hereunder without the prior written consent of the other parties hereto, except that Purchaser may assign its rights hereunder to Parent or any other subsidiary of Parent.

          13.6        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

          13.7        Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          13.8        Construction.  The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

          13.9        Governing Law; Severability.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.  If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement.  If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

          13.10      Arm’s Length Negotiations.  Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

          13.11      Waiver of Jury Trial. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT, ANY TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT (STATUTORY, CONSTITUTIONAL, COMMON LAW OR OTHERWISE) IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE OTHER PARTIES’ RIGHT TO TRIAL BY JURY.  NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.  EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

          13.12      Arbitration.  Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Agreement  between the parties hereto (“Disputes”), other than claims for injunctive or other equitable relief or claims related to the restrictive covenants set forth in Section 5.9, shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  Disputes may include, without limitation, breach of contract claims, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions and other claims arising from this Agreement.  A judgment upon the award may be entered in any court having jurisdiction.  A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of sixty (60) days.  Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The parties do not waive applicable Federal or state substantive law except as provided in this Agreement.

          13.13      No Reliance on Promises Not Set Forth Herein.  No promise or representation has been made to the Company or the Members to induce the Company or the Members to enter into this Agreement that is not set forth in this Agreement and each of the Company and the Members executed this Agreement freely, voluntarily and without reliance upon any statement or representation by the Purchaser except as set forth in this Agreement.

          13.14      Members Have Read this Agreement.  The Members have read and fully understands this Agreement and the meaning of its provisions and has had the opportunity to consult with an attorney before entering into this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

POSHBABY, INC., a Virginia corporation

By:	/s/ Jonathan Teaford

Name:	Jonathan Teaford
Title:	Executive Vice President

POSH TOTS, L.L.C., a Virginia limited liability company

By:	/s/ Karen Booth Adams

Name:	Karen Booth Adams
Title:	Chief Executive Officer

/s/ Karen Booth Adams

Karen Booth Adams, individually

/s/ Michael Dru Adams

Michael Dru Adams, individually

EXHIBIT A
FORM OF WARRANT

EXHIBIT B
FORM OF PROMISSORY NOTE

EXHIBIT C
FORM OF SECURITY AGREEMENT

EXHIBIT D
FORM OF OPINION

1.

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation.  The Company has the limited liability company power and authority to own, lease and operate its properties and assets and to carry on the business in which it is engaged.

2.

The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of the activities makes such qualification necessary, and the Company has fully complied with the requirements of all Fictitious Name statutes or regulations with respect to those names set forth on Schedule A to this Opinion.

3.

The Selling Parties are the sole record and beneficial owners of the membership interests of the Company as designated on Schedule B to this Opinion, which ownership is based solely on the Members’  certificates and judgment and lien searches, free and clear of all adverse claims (except as may arise pursuant to the Agreement).

4.	Upon consummation of the transactions contemplated by the Agreement, Purchaser will have acquired all of the Purchased Assets, free and clear of all adverse claims.

5.

To our knowledge, based on certificates of the Selling Party and the Company,  there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company or the Selling Parties are a party or by which any of the Company or the Selling Parties are bound relating to the Purchased Assets, any membership interests or other securities of the Company, whether or not outstanding.

6.

The Company has all requisite corporate power and authority to enter into the Agreement and the agreements and instruments to be entered into at the Closing (the “Company Closing Documents”), and to perform its obligations thereunder.  The execution and delivery of the Agreement and the Company Closing Documents, and the consummation of the transactions contemplated by the Agreement have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

7.

Selling Parties have the power and authority to execute, deliver and perform their obligations under the terms of the Agreement and the agreements and instruments to be entered into by the Selling Parties at the Closing (the “Selling Parties’ Closing Documents”).

8.

The Agreement and the Selling Parties’ Closing Documents have been duly executed and delivered by the Selling Parties.  The Agreement and the Selling Parties’ Closing Documents are enforceable against the Selling Parties in accordance with their respective terms, subject to bankruptcy, equity, principles and the contracts identified in Schedule 3.24.

9.

The execution and delivery of the Agreement, the Company Closing Documents and the Selling Parties’ Closing Documents, and the consummation of the transactions contemplated thereby by the Company and the Selling Parties, as the case may be: (a) are not prohibited by, do not violate or conflict with any provision of and do not constitute a default (or an event which would, with passage of time or the giving of notice or both, constitute a default) under, contravene, conflict with, give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate or otherwise result in a violation or breach of (i) the charter, articles of organization or operating agreement of the Company, (ii) other material agreements to which  the Companies or any of the Selling Parties is a party, or (iii) any existing law, rule or regulation applicable to the Company or any of the Selling Parties, and (b) will not, to our knowledge, result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company, or require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, court or tribunal or other Person, except applicable filings that have been made or that are required under the HSR Act by Purchaser, the Selling Parties and the Company.

10.	Based solely on judgment and lien searches, there are no Liens against the Company, the Purchased Assets, or the Selling Parties.

11.

Neither the Company, the Purchased Assets, nor the Selling Parties are subject to any unsatisfied judgment, order, decree or injunction.  Excluding matters identified on Schedule 3.11 of the Agreement or as identified in the judgment searches, there is no litigation, proceeding or investigation pending or, to our knowledge, threatened which could reasonably be expected to have a Material Adverse Effect on the Company, or which questions the validity of the Agreement.